Exhibit 99a

                                                       CONTACTS: Media Inquiries
                                                                     Lin Cummins
                                                                   (248)435-7112
                                                  linda.cummins@arvinmeritor.com

                                                           David Giroux (Europe)
                                                              011 31 23 569 0410
                                                   david.giroux@arvinmeritor.com

                                                              Investor Relations
                                                                   Alice McGuire
                                                                  (248) 655-2159
                                                  alice.mcguire@arvinmeritor.com

                  ArvinMeritor Announces Charles G. McClure as
                           Chairman, CEO and President

TROY, Mich., July 22, 2004 -- The Board of Directors of ArvinMeritor, Inc. (NYSE:ARM) today announced that it has named Charles G. "Chip" McClure chairman, chief executive officer and president, effective Aug. 9, 2004. McClure, who has been president, chief executive officer and a member of the Board of Directors of Federal-Mogul Corporation, succeeds Larry Yost, who is retiring from the company.

      "Chip McClure has the leadership skills, international experience, industry insight and strong customer relationships that will be a competitive advantage to lead ArvinMeritor," said James E. Perrella, chairman of the Succession Committee of the Board. "His expertise and extensive knowledge in operations,

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technology and strategic planning will be beneficial in guiding the company to higher levels of performance, thereby improving shareholder value and supporting ArvinMeritor's efforts to attain our full potential."

      "I have always admired ArvinMeritor as a leader in engineering and technology," said McClure. "I also greatly respect the company for its strong focus on its customers and for effecting positive change in its community. I am delighted to join a company with such a strong legacy of high ethical standards and a dedicated, talented workforce. I look forward to building on the company's strengths to create greater value for the shareholders."

      Perrella said, "We want to thank Larry Yost for his strong leadership and invaluable contributions. During his tenure he has developed and implemented best-in-class processes, successfully launched the Meritor spinoff from Rockwell International Corp. in 1997 and led the successful ArvinMeritor merger in 2000. Under Yost's leadership, the company has grown from $3.1 billion in revenues in 1994 to today's more than $8 billion. We wish him well in his retirement."

      "The past decade has been one of enormous growth and significant accomplishments for ArvinMeritor, and I am proud to have been a part of it," said Larry Yost. "I know that ArvinMeritor is in good hands with Chip McClure leading the management team, and I look forward to a smooth transition."

      Hiring McClure is the culmination of a comprehensive external and internal search conducted by the Succession Committee of the Board.

      Most recently, McClure helped lead Federal-Mogul's $5.5 billion global business in significantly improving its business results, strengthening its customer relations and developing a strategic plan to make the company more competitive. He also was instrumental in creating an aggressive plan to resolve the challenging issues related to the company's reorganization and planned emergence from Chapter 11.

      McClure has more than 25 years of automotive industry experience in a variety of leadership roles. He joined Federal-Mogul in January 2001 as a

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member of the Board, president and chief operating officer. McClure became chief executive officer in July 2003.

      McClure joined Detroit Diesel Corp. - a major designer and manufacturer of diesel engines and related products - in August 1997, where he served as president, chief executive officer and a member of the Board of Directors. From 1983 to 1997, McClure held a number of management positions with Johnson Controls, a Milwaukee-based global automotive supplier. His last assignment at Johnson Controls was as president of The Americas region, where he held management responsibility for a $3 billion group of 50 manufacturing plants that supplied seating systems and components, headliners, door panels and interior trim. McClure was also vice president and managing director of Johnson Controls' $1 billion European operation, based in Burscheid, Germany. Prior to the European assignment, he was vice president and general manager of joint ventures, directing the company's joint venture activities and its business with Ford Motor Company and Chrysler Corporation.

      From 1983 to 1985, McClure worked at Hoover Universal, which was acquired by Johnson Controls in 1985. During that time, he served as operations director of material handling products for the newly formed business. Before that, he spent four years at Ford as a heavy-duty truck sales engineer and field service engineer. He served as a lieutenant (jg) on a U.S. Navy destroyer from 1975 to 1979.

      McClure earned a master's degree in business administration from the University of Michigan, and holds a bachelor of science degree in mechanical engineering from Cornell University. He is active on the Board of Directors of R.L. Polk and Company, Intermet Corporation, Detroit Renaissance, the Motor and Equipment Manufacturers Association (MEMA) and Horizons Upward Bound.

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      ArvinMeritor, Inc. is a premier $8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.arvinmeritor.com

                                      # # #

Public Teleconference and Webcast at 8:30 a.m. (ET):

To participate, call (706) 643-7449 10 minutes prior to the start of the call. Please reference ArvinMeritor when dialing in. Investors can also listen to the conference call in real time - or a replay for 90 days - by visiting www.arvinmeritor.com.

A replay of the call will be available from 9:15 a.m. (ET) July 22, until midnight, July 24, 2004, by calling 1-800-642-1687 within the United States and Canada or (706) 645-9291 for international calls. Please refer to conference ID number 8931579.